Exhibit 24

POWER OF ATTORNEY

I, the undersigned Director of American Public Education, Inc., a Delaware corporation (the “Corporation”), hereby constitute and appoint Angela Selden, Richard W. Sunderland, Jr., and Thomas Beckett, and each of them singly my true and lawful attorneys-in-fact and agents with full power to them and each of them to sign for me, and in my name and in the capacity or capacities indicated below, the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any amendments thereto.
This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original with respect to the person executing it.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date set forth below.

Name	Date	Title

/s/ Angela Selden	March 2, 2022	President, Chief Executive Officer and Director
Angela Selden		(Principal Executive Officer)

/s/ Richard W. Sunderland, Jr.	March 2, 2022	Executive Vice President and
Richard W. Sunderland, Jr., CPA		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Eric C. Andersen	March 2, 2022	Chairperson of the Board of Directors
Eric C. Andersen

/s/ Granetta B. Blevins	March 2, 2022	Director
Granetta B. Blevins

/s/ Jean C. Halle	March 2, 2022	Director
Jean C. Halle

/s/ Dr. Barbara Kurshan	March 2, 2022	Director
Dr. Barbara Kurshan

/s/ Timothy J. Landon	March 2, 2022	Director
Timothy J. Landon

/s/ William G. Robinson, Jr.	March 2, 2022	Director
William G. Robinson, Jr.

/s/ Daniel Pianko	March 2, 2022	Director
Daniel Pianko

/s/ Vincent Stewart	March 2, 2022	Director
LT. General Vincent Stewart